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                                                                   EXHIBIT 3.3




                             ARTICLES OF AMENDMENT

         Pursuant to RCW 23B.10.060 of the Washington Business Corporation Act, the following Articles of Amendment to Restated Articles of Incorporation are herewith submitted for filing.

         ARTICLE 1.  The name of record of the corporation is:

                          Multicom Publishing, Inc.

         ARTICLE 2.  The text of the amendment as adopted is as follows:

                 Article III is amended by adding the following:

                Rights, Preferences and Restrictions of Series A Preferred Stock

The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of one hundred fifty thousand (150,000) shares, are as set forth below.

1.       Dividends.

         (a) Each share of Series A Preferred Stock shall be entitled to receive out of funds legally available therefor, annual dividends in the amount of $.65 per share payable monthly in cash (subject to adjustment pursuant to subparagraph (d) hereof) (as applicable, the "Series A Dividend Rate"). Dividends on the Series A Preferred Stock shall accrue (on a daily basis) from the date of the issuance thereof and shall be cumulative so that if, for any previous or then current dividend period, dividends shall not have been paid or set apart for payment, upon all outstanding shares of Series A Preferred Stock, the deficiency shall be paid and set apart for payment before any dividends are paid or declared on the Common Stock or any class or series of stock ranking as to dividends or assets junior to the Series A Preferred Stock.

         (b) Unless otherwise determined by the Board of Directors, the record date for determining holders entitled to receive the dividends referenced in clause (a) above shall be the fifteenth day of the month preceding the scheduled payment date. Dividends shall be payable monthly on the first day of each calendar month, with the first anticipated monthly payment date being the first day of the month following the issuance thereof.

         (c) The shares of Series A Preferred Stock shall have a preference with respect of payment of dividends superior to all other equity securities of the Company. Any other class or series of stock shall be junior to the Series A Preferred Stock in right of payment of dividends.


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         (d)     In case outstanding shares of Series A Preferred Stock shall be subdivided into a greater number of shares of Series A Preferred Stock, the Series A Dividend Rate in effect immediately prior to such a subdivision shall, simultaneously with the effectiveness of such subdivision, be proportionately reduced, and, conversely, in case outstanding shares of Series A Preferred Stock shall be combined into a lesser number of shares of Series A Preferred Stock, the Series A Dividend Rate in effect immediately prior to such a combination shall, simultaneously with such combination, be proportionately increased.

2.  Voting.

         (a) Except as otherwise required by law or by the provisions of the Articles, as amended, or as set forth herein, the shares of Series A Preferred Stock shall have no voting rights.

         (b) The Company will not, without the affirmative vote (with each share of Series A Preferred Stock being entitled to one vote) or consent of the holders of not less than fifty-one percent (51%) of the outstanding shares of Series A Preferred Stock, voting as a class, given in writing or by resolution adopted at a meeting called for such purpose:

                 (1) Authorize or issue any class or series of stock, including, but not limited to, Convertible Securities (as defined hereinafter), other than shares of Common Stock;

                 (2) Effect an exchange, reclassification or cancellation of all or part of the shares of Series A Preferred Stock;

                 (3) Effect an exchange, or create a right of exchange, of all or part of the shares of another class or series into shares of Series A Preferred Stock;

                 (4) Create a class or series of shares having rights, preferences or privileges prior to or on a parity with shares of Series A Preferred Stock;

                 (5)      Effect a redemption, cash or stock dividend;

                 (6) Except for acquisitions of companies with an aggregate purchase price of less than $1,000,000 (i) enter into any merger, share exchange, business combination or consolidation (or permit any company, a majority of the voting stock of which is owned or controlled by the Company, to enter into any such transaction, excluding a transaction between wholly-owned subsidiaries of the Company) with any other company or other entity, (ii) sell, lease, or otherwise dispose of all or substantially all of its properties or assets, (iii) acquire all or substantially all of the properties or assets of





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                          any other company or entity, or (iv) liquidate,
                          dissolve or wind up the Company's affairs;

                 (7) Amend the Articles or bylaws of the Company in any way if such amendment would cancel or adversely change, alter or affect the preferences or rights (including, without limitation, the conversion privilege, the redemption privilege or the liquidation preference) of the Series A Preferred Stock; or

                 (8) Increase the maximum number of directors constituting the Board of Directors to a number in excess of thirteen (13).

         (c) The holders of the Series A Preferred Stock shall be entitled to have one of their representatives attend each meeting of the Company's board of directors and each meeting of a committee of the Company's board of directors.

3.       Conversion.

         (a) The Series A Preferred Stock shall be convertible, at the option of the holder thereof , at any time after the date of issuance of each such share and prior to the redemption of each such share, at the office of the Company or any transfer agent for the Series A Preferred Stock, into full paid and nonassessable shares of Common Stock at a conversion price of $2.28 per share.

         (b) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred Stock, and shall give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

4.       Liquidation Preference.

         (a) In the event of any voluntary or involuntary dissolution, liquidation, sale of substantially all the Company's assets or winding-up of the affairs of the





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                 Company and after payment or provision for payment of the
                 debts and other liabilities of the Company, the holders of shares of the Series A Preferred Stock shall be entitled, before any distribution is made upon any other capital stock of the Company, to receive a preferential payment from the assets of the Company of cash or property (to the extent of funds legally available therefor) equal to $5.00 for each share of Series A Preferred Stock (the "Base Preference Amount") plus an amount equal to all accrued dividends (whether declared or undeclared), including but not limited to, the dividends in Paragraph 2, computed to the date of payment thereof for each share (the Base Preference Payment plus the amount of all such accrued dividends being sometimes referred to as the "Series A Liquidation Payments").

         (b) If upon any dissolution, liquidation, sale of assets or winding up of the affairs of the Company, the assets of the Company distributable as aforesaid among the holders of Series A Preferred Stock shall be insufficient to permit the payment to them of the full Series A Liquidation Payments to which they are entitled, then the entire assets of the Company shall be distributed ratably among the holders of the Series A Preferred Stock in the proportion that the amount of such assets bears to the aggregate Series A Liquidation Payments.

         (c) Written notice of a liquidation, dissolution, sale of assets or winding-up, stating a payment date and, to the extent known, the amount of the Series A Liquidation Payments and the place where said payments shall be payable, shall be given by first class mail (postage prepaid), by telecopy, by overnight courier, or by telex, not less than twenty (20) calendar days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock, such notice to be addressed to each such holder at the address shown on the stock transfer records of the Company.

         (d) If upon the merger or consolidation of the Company into or with any other company, or the merger of any other company into the Company, the capital stock of the Company is to be converted into or exchanged for cash or other property or securities of a company other than the Company, the allocation of any such cash, securities or other property into which shares of capital stock of the Company are to be converted or for which it is to be exchanged shall be made in accordance with the provisions of paragraphs (a) and (b) of this Section 4 as if such merger or consolidation were a liquidation of the Company. Nothing herein shall be construed as requiring or permitting a merger or consolidation to be treated as a liquidation for any purpose other than the allocation provided for in this Section.

         (e) In case outstanding shares of Series A Preferred Stock shall be subdivided into a greater number of shares of Series A Preferred Stock, the Series A Liquidation Payment in effect immediately prior to such a subdivision shall, simultaneously with the effectiveness of such subdivision, be proportionately reduced, and, conversely, in case outstanding shares of Series A Preferred shall be combined





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                 into a smaller number of shares of Series A Preferred Stock the Series A Liquidation payment in effect immediately prior to each such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased.

         (f) In the event of any voluntary or involuntary liquidation, dissolution, sale of assets or winding-up of the Company which will involve the distribution of assets other than cash, the Company shall promptly engage a competent independent appraiser to determine the value of the assets to be distributed to the holders of shares of Series A Preferred Stock and the holders of any other series or class of outstanding capital stock (it being understood that with respect to the valuation of securities, the Company shall engage such appraiser as shall be approved by the holders of a majority of shares of the Company's outstanding Series A Preferred Stock). The Company shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series A Preferred stock of the appraisers valuation.

5.       No Dissolution or Impairment.

         The Company will not, by amendment of its Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance or any of the terms of the Series A Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against dilution or other impairment.

6.       Additional Remedies.

         In the event of any default in performance of the obligations set forth in paragraphs (c), (d), and (e) hereof, any holder of Series A Preferred Stock may, in addition to any other remedies provided herein or by law, bring suit to compel performance of such obligations to such holder.

7.       Notice of Record Date.  In the event of:

         (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitle to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any share of stock of any class or any other securities or property, or to receive any other right;

         (b) any recapitalization of the Company, any reclassification of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all





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                 or substantially all of the assets of the Company to any other
                 Company, or any other entity or person; or

         (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then and in each such event the Company shall mail or cause to be mailed to each holder of Series A Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation , merger, dissolution, liquidation or winding-up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall deliver such Common Stock or other securities for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding- up. Such notice shall be mailed by first class mail, postage prepaid, or sent by telecopy or overnight courier, at least fifteen (15) days prior to the date specified in such notice on which such action is to be taken.

         ARTICLE 3.  The date of adoption of the amendment was:

                          February 7, 1997

         ARTICLE 4.  The amendment was adopted by:

                 The board of directors.  Shareholder action was not required.

         ARTICLE 5.  These Articles will be effective upon filing.



Dated:  February 7, 1997


                                       ____________________________________
                                       Tamara L. Attard
                                       Chairperson and Chief Executive Officer





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